Exhibit 3.1.6

CERTIFICATE OF MERGER

OF

MEDICAL ACQUISITION SUB II INC.

WITH AND INTO

HOTSPUR TECHNOLOGIES, INC.

June 22, 2012

Pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), Hotspur Technologies, Inc., a Delaware corporation, does hereby certify the following information in connection with the merger of Medical Acquisition Sub II Inc., a Delaware corporation, with and into Hotspur Technologies, Inc. (the “Merger”):

FIRST: The name and state of incorporation of each of the constituent corporations in the Merger (the “Constituent Corporations”) are as follows:

Name	State of Incorporation

Hotspur Technologies, Inc.	Delaware

Medical Acquisition Sub II Inc.	Delaware

SECOND: The Agreement and Plan of Merger, dated June 22, 2012 (the “Merger Agreement”), by and among Teleflex Medical Incorporated, a California corporation, Medical Acquisition Sub II Inc., a Delaware corporation, Hotspur Technologies, Inc., a Delaware corporation, and Shareholder Representative Services LLC, a Colorado limited liability company, as Representative of the Securityholders thereunder, has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with Sections 251 and 228 of the DGCL.

THIRD: The name of the surviving corporation in the Merger (the “Surviving Corporation”) shall be “Hotspur Technologies, Inc.”

FOURTH: At the effective time of the Merger, the Certificate of Incorporation of Hotspur Technologies, Inc. shall be amended and restated to read in its entirety in the form attached as Exhibit A hereto, and shall be the certificate of incorporation of the Surviving Corporation.

FIFTH: The executed Merger Agreement is on file at an office of the Surviving Corporation, the address of which is 880 Maude Avenue, Suite A, Mountain View, California 94043.

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

SEVENTH: This Certificate of Merger, and the Merger provided for herein, shall become effective at the time of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Hotspur Technologies, Inc. has caused this Certificate of Merger to be signed by an authorized officer as of the day and year first above written.

HOTSPUR TECHNOLOGIES, INC.

By:	/s/ Gwen Watanabe

	Name:	Gwen Watanabe
	Title:	President and Chief Executive Officer

[Signature page to Delaware Certificate of Merger]

Exhibit A

Amended and Restated Certificate of Incorporation of Surviving Corporation

See attached.

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HOTSPUR TECHNOLOGIES, INC.

FIRST. The name of the Corporation is Hotspur Technologies, Inc. (the “Corporation”).

SECOND. The registered agent and registered office of the Corporation is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

FOURTH. The total number of shares of stock which the Corporation is authorized to issue is one thousand (1,000) shares of common stock, par value $0.01 per share.

FIFTH. The board of directors of the Corporation is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. Unless and to the extent the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SIXTH. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Sixth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article Sixth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

SEVENTH. The following indemnification provisions shall apply to the persons enumerated below:

1. Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article Seventh, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such indemnified Person only if the commencement of such proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

2. Prepayment of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article Seventh or otherwise.

3. Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article Seventh is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4. Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors.

5. Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

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6. Non-Exclusivity of Rights. The rights conferred on any person by this Article Seventh shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Corporation’s Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

7. Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise. Directors and officers of the Corporation may have other sources of indemnification or insurance, whether currently in force or established in the future (collectively, the “Outside Indemnitors”). The Corporation is the indemnitor of first resort (i.e., its obligations to the directors and officers of the Corporation are primary and any obligation of the Outside Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the directors and officers of the Corporation are secondary). The Corporation shall be required to advance the full amount of expenses incurred by the directors and officers of the Corporation and the Corporation shall be liable in full for ail indemnifiable amounts to the extent legally permitted and as required by this Certificate of Incorporation, the Corporation’s Bylaws or any agreement between the Corporation and any director or officer of the Corporation, without regard to any rights that the directors and officers of the Corporation may have against the Outside Indemnitors. The Corporation irrevocably waives, relinquishes and releases the Outside Indemnitors from any and all claims against the Outside Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Outside Indemnitors on behalf of the directors and officers of the Corporation with respect to any claim for which the directors and officers of the Corporation have sought indemnification from the Corporation shall affect the foregoing and the Outside Indemnitors shall have a right to contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the directors and officers of the Corporation against the Corporation.

8. Insurance. The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article Seventh; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Seventh.

9. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article Seventh shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

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